     EXHIBIT 10.55
December 16, 2009
Dear Mr. Silcock:
As we have discussed, the purpose and intent of this letter agreement is to mutually resolve all issues surrounding your employment by KB HOME and its affiliates (the “Company”), and to confirm your separation from employment with the Company in all capacities effective December 14, 2009.
Salary and Benefits Continuation: Contingent upon your execution of this Agreement, and in exchange for the promises and agreements made by you in this Agreement, the Company will provide you with the following benefits:
Salary Continuation: The Company shall pay to you the total gross amount of Three Hundred Thousand Dollars and No Cents ($300,000.00) as salary continuation (the “Salary Continuation Payment”) as described in this paragraph. The Salary Continuation Payment shall be paid to you in bi-monthly installments, less withholding of federal, state, and local taxes, Social Security and any other required deductions, for a period of six (6) months, commencing on the first regularly scheduled pay period after expiration of the review and /or revocation periods that are described below (the “Term”). You shall not be eligible for, or be entitled to, any payments or benefits of employment other than those specifically identified in this Agreement.
Benefit Coverage: The Company will also continue your medical, dental and vision benefit coverages during the Term. Unless you choose to discontinue these coverages at an earlier date as discussed below, your coverage will end on the last day of the month in which the Term ends. Regular payroll deductions will be deducted from your Salary Continuation Payment installments to pay the employee-portion of your premiums to continue your elected insurance coverages. If you choose to discontinue any of the foregoing benefits during the Term, you must do so within thirty-one (31) days of your final day of employment with the Company.
Within three (3) weeks of the end of the Term, you will receive information regarding your group health continuation rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA). COBRA is a Federal Law that provides an opportunity to temporarily continue the same group benefits after your group coverage has terminated. If you have any questions regarding your COBRA eligibility, please contact Conexis at (xxx) xxx-xxxx.
Should you be a participant in the company 401(k) plan, you may receive a distribution of your vested account balance and/or rollover your balance, subject to the terms of the plan. Please contact Fidelity Investments at (xxx) xxx-xxxx to discuss your options. No 401(k) contributions will be made from your salary continuation pay.
FY2009 Bonus Payment: The Company shall pay to you the total gross amount of Two Hundred Thousand Dollars and No Cents ($200,000.00) as a bonus (the “Bonus”) as described in this paragraph and as further set forth in your original Company Offer Letter (as defined below). The Bonus shall be paid to you in a lump sum, less withholding of federal, state, and local taxes, Social Security and any other required deductions. The

Mr. Raymond P. Silcock
December 16, 2009

Bonus payment will be made at a time consistent with all other incentive recipients in the Company, currently expected on or before February 5, 2010 (but in no event later than March 15, 2010).
Vacation: According to the Company records, as of December 14, 2009 you have accrued 21.32 unused vacation hours and 16 unused personal hours. You acknowledge that on December 14, 2009 you received a check in the amount of $33,842.36 (less applicable taxes and other required deductions), which represents regular salary compensation through and including that date and compensation for any and all vacation and personal days due to you.
Cell Phone: You may keep your Company TREO if you so desire, once it has been reset to operate only as a cellular telephone. Should you elect to keep your Company TREO, you will have until the close of business on December 21, 2009 to convert the assigned telephone number to a personal account. If you have not converted the telephone number assigned to your Company TREO to a personal account on or before December 21, 2009, that telephone account and number will be cancelled by the Company.
Receipt of Acceptance: You acknowledge having been advised that you are entitled to a period of 21 days to review and consider this Agreement before signing it, and that you have until the close of business on January 6, 2010 to accept the terms of this letter. You may use as much of this 21-day period as you wish and may sign and return this letter at any time prior to the expiration of the 21-day period. You are advised to consider this Agreement carefully and to consult with those in whom you have confidence, including legal counsel and financial advisors if you so desire before signing this letter and whether or not to do so is your decision. You further acknowledge receiving sufficient time and opportunity for this purpose. If you do not accept this Agreement by delivering a signed original of this letter to Tom Norton prior to the end of such 21-day period, no later than the close of business on January 6, 2010, the terms of the offer contained in this Agreement shall be deemed withdrawn.
Revocation: You may revoke this Agreement within seven (7) days after you sign it. Revocation can be made by delivering a written notice of revocation to Tom Norton, Senior Vice President, Human Resources, at 10990 Wilshire Blvd., Los Angeles, CA 90024. For such revocation to be effective, written notice must be actually received by Mr. Norton no later than the close of business on the seventh calendar day after you sign this letter. If you revoke this Agreement, it shall not be effective or enforceable and you will not receive the payments or benefits described in this Agreement.
General Release And Related Provisions: You recognize and agree that the benefits described in this Agreement are greater than and are provided in place of, any benefits that you would have received upon separation from employment with the Company had you not chosen to enter into this Agreement.
In consideration of the benefits, payments and promises specified in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which you hereby acknowledged, you, on your own behalf, and on behalf of your heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Your Affiliates”), hereby fully and without limitation release, covenant not to sue, and forever discharge the Company and its subsidiaries, divisions, affiliates, trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns and successors, past and present, (the “Company Releasees”), both individually and collectively, of and from any and all rights, claims, demands, liabilities, actions and causes of action whether in law or in equity suits, damages, losses, workers’

Mr. Raymond P. Silcock
December 16, 2009

compensation claims, attorneys’ fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected (“Claims”), that you or the Your Affiliates now have, or may ever have, against the Company or any of the Company Releasees that arise out of, or are in any way related to: (i) your employment by the Company or any of the Company Releasees; (ii) the conclusion of your employment with the Company or any of the Company Releasees; and (iii) any transactions, occurrences, acts or omissions by the Company or any of the Company Releasees occurring prior to the date you execute this Agreement.
Without limiting the generality of the foregoing, you acknowledge and agree that the general release contained in this Agreement applies to: any and all Claims you or Your Affiliates now have, or may ever have, against the Company and any of the Company Releasees that arise out of or are in any way related to Section 1981 of the Civil Rights Act of 1966, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act; any Claim under any other federal, state or local law or regulation; any Claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Company obligation to you upon the Company’s receipt of this release as set forth herein); and any Claim arising under federal, state or local common law, including Claims for breach of contract, fraud; misrepresentation, unfair competition, unfair business practices, false advertising, negligence, defamation, infliction of emotional distress, invasion of privacy, assault; battery, false imprisonment and wrongful termination.
You also acknowledge and agree that as of the date you executed this Agreement, you have been paid for all wages due and owing to you as a result of your employment by the Company, and that you have been paid for all business and other expenses for which you are entitled to reimbursement from the Company.
You also represent that you have not heretofore assigned or transferred to any person or entity, other than the Company, any released matter or any part or portion thereof and that you will defend, indemnify and hold harmless the Company and the aforementioned Releasees from and against any claim (including the payment of attorney’s fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
Civil Code Section 1542 Waiver: You acknowledge and agree that you are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of execution of the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
By executing this Agreement, you waive and relinquish any and all rights and benefits you may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. You further acknowledge that this was bargained for separately, and that the general release provisions contained in this Agreement shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown or unsuspected claims.
Non-Admission Of Liability: This Agreement shall constitute a compromise of, and full accord

Mr. Raymond P. Silcock
December 16, 2009

and satisfaction of, doubtful and disputed claims. This Agreement shall not be treated as an admission of liability by you, the Company or the Company Releasees at any time, for any purpose. This Agreement shall not be offered into evidence, admitted into evidence, or used in any other way in any proceeding, except a proceeding between the parties to enforce or interpret its terms.
Confirmation of Indemnification: Consistent with Delaware law and the Company’s Certificate of Incorporation, the Company shall defend, indemnify, and hold you harmless from any third party claim relative to any of your acts or omissions during your employment that fall within the course and scope of your employment.
Confidentiality and Non-Disparagement: You agree that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, and the terms of this Agreement shall be held in confidence, and shall not be disclosed, communicated, offered into evidence in any legal proceeding, or divulged to any person other than those who must perform tasks to effectuate this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude (i) the Company from making any disclosures that it deems appropriate to its auditors, its legal counsel or any governmental authority (including, but not limited to, public disclosures in filings with the Securities and Exchange Commission) or (ii) you or the Company from disclosing the terms of this Agreement (A) to those persons to whom disclosure is necessary for the preparation of tax returns and other financial reports, (B) for purposes of obtaining of legal advice, (C) to the extent required by law or (D) to the extent required by orders issued by any court or agency of competent jurisdiction.
During the performance of your duties as Executive Vice President and Chief Financial Officer, you received or were entrusted with information of a confidential, secret or proprietary nature. You agree not to disclose or use, at any time hereafter, any such information which is not otherwise publicly available. Accordingly, you will not make any public statements concerning the Company, the Company Affiliates or your employment unless you have first received the advance written consent of the Company. You and Your Affiliates further agree that you will not disparage or demean the Company or any of the Company Releasees in any way. The Company agrees that its Executive Officers and your former direct reports shall not disparage or demean you in any way.
You acknowledge and agree that you have not retained, and have returned, or shall returned to the Company within 10 days after execution of this Agreement, any and all documents, emails and any Company property in your possession, custody or control that relates in any way to the Company or its business operations, or that you obtained from the Company during your employment.
As further consideration for the economic benefits described herein, you agree that for a period until December 14, 2010, you will not employ nor seek to employ any person employed by KB HOME or any of their affiliates or subsidiaries.
Section 409A: The parties intend that the payments, benefits and reimbursements that you may become entitled to receive pursuant to this Agreement either be exempt from or comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder. For purposes of the foregoing, to the extent applicable, each salary continuation payment that you receive hereunder (if any) shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
Additional Terms: By executing this Agreement where indicated below, you further acknowledge and agree as follows:

Mr. Raymond P. Silcock
December 16, 2009

Resignation From All Positions: Your employment with the Company ended on December 14, 2009 and that you have resigned from any and all officer designations and other positions you held at any time in the Company and any of the Company Affiliates.
Transition. You shall cooperate in good faith with the Company in the orderly transfer of your responsibilities to other Company officers and employees.
Defense. You shall cooperate in good faith with the Company, its attorneys, or at the Company’s request in writing, its independent auditors, with respect to any current or future agency or administrative investigation, as well as in the defense of any action that has been or will be brought against the Company about which you have or may have knowledge as a result of your employment by the Company. You acknowledge and agree that you have a continuing obligation to maintain in confidence all attorney-client privileged communications, as well as all attorney work product. You further agree that you shall notify Tom Norton in writing and in advance in the event you are informally requested, or formally noticed, subpoenaed or otherwise demanded or compelled to provide testimony or evidence with respect to the Company. You agree to cooperate with the Company, to meet with the Company’s attorneys and, where appropriate, to be represented by the Company’s attorneys with respect to each such informal and formal request.
Breach of Confidentiality, Non-Disparagement and Defense Sections. You agree that your breach of the Confidentiality and Non-Disparagement and Defense Sections shall entitle the Company to immediately stop any remaining Salary Continuation payments or to seek any and all available damages under California law at the Company’s sole election.
Taxing Authorities. If KB Home is contacted by governmental taxing authorities, you shall reasonably cooperate with KB Home and the governmental taxing authority by providing all information requested by the governmental taxing authority, including but not limited to providing a completed Form 4669.
Successors And Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions and affiliated corporations and partnerships, past and present, and trustees, directors, officers, shareholders, partners, agents and employees, past and present, of you and the Company.
Ambiguities. The parties have had a full opportunity to negotiate the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
Integration. Except for the FY2009 Bonus Payment set forth above, the parties agree that the Company’s September 1, 2009 offer letter to you (the “Offer Letter”), and the terms it contains, shall be extinguished, and shall be of no further force or effect for any purpose on and after December 14, 2009.
Reimbursements. Notwithstanding the foregoing, if you incurred any expenses referenced in the Offer Letter under the heading “Relocation Expenses” or any of the expenses identified below, the Company shall reimburse such expenses provided that you submit to

Mr. Raymond P. Silcock
December 16, 2009

the Company a receipt for any such expense (or, in the absence of a receipt, such other documentation as the Company may require) by January 31, 2010. Any such reimbursement shall be paid to you within 30 days of the Company’s receipt of documentation of the applicable expense. In particular, you agree to assign and the Company agrees to assume effective January 1, 2010, the balance of your Los Angeles area apartment lease, which you represent and warrant has no more than twelve (12) remaining months of lessee rental obligation. You further represent and warrant that the apartment is in good and habitable condition and that any damage to the apartment during your possession is and shall be your sole responsibility. The Company shall reimburse your first month and last month’s rent (total of $18,000.00) within thirty (30) days of the execution of this agreement. The Company shall reimburse or otherwise arrange for return of your security deposit ($9,000.00) at sublet or the end of the lease term, whether by expiration or termination.
Further, the Company agrees to reimburse the following on a gross-up basis for any of the below items that are taxable:
a.	Short term apartment rental — approximately $19,620.

b.	Shipping of household goods — from CT to CA — approximately $14,295.

c.	Miscellaneous transportation, etc. — approximately $1,000.
Anticipated expenses to return furniture and other personal items to CT from CA:
d.	Packing and shipping of household goods — estimate $20,000.

e.	Shipping of automobile — estimate $2,000.
Entire Understanding. This Agreement constitutes the entire understanding of the parties on the subjects covered. There is no other agreement, written or oral, express or implied, between you and the Company with respect to the subject matter hereof. This Agreement may not be orally modified. This Agreement may only be modified in a written instrument signed by both parties.
Captions. The captions and section numbers in this Agreement are inserted for the readers’ convenience, and in no way define, limit, construe or describe the scope or intent of the provisions of this Agreement.
Knowing And Voluntary Agreement. You expressly warrant that you have read and fully understand the terms of this letter; and have had the terms of the agreement fully explained to you; that you are not signing this letter based on any representations other than those contained in this letter; and that you are signing this letter voluntarily, and without reservation. By signing this Agreement where indicated below, you acknowledge that have entered into this Agreement without coercion or duress of any kind; that you have not relied on any representations, promises or statements not expressly contained in this Agreement; and that they understand any rights that they have or may have and sign this Agreement with full knowledge of any such rights.

Mr. Raymond P. Silcock
December 16, 2009

Please sign below to indicate your acceptance of the terms of this Agreement. Please return one original to Tom Norton and retain one original for your records.
Sincerely,

/s/ Jeffrey T. Mezger
Jeffrey T. Mezger
President and Chief Executive Officer KB HOME

ACKNOWLEDGMENT AND AGREEMENT
I have read the foregoing agreement and accept and agree to all of the provisions it contains. I understand that this Agreement contains a general release of known and unknown claims arising out of my employment with the Company, and execute this agreement, knowingly and voluntarily, and with full understanding of its consequences.

/s/ Raymond P. Silcock

Dated: 12/18/09	Raymond P. Silcock

December 18, 2009
Mr. Raymond P. Silcock
Dear Ray:
Notwithstanding the December 16, 2009 Separation Agreement (the “Separation Agreement”) entered into between KB Home and Ray Silcock, the Company confirms the following:
1) The Company’s commitment to continue medical insurance pursuant to the Separation Agreement includes coverage under the Company’s Medical Executive Reimbursement plan.
2) With respect to your cooperation under the Defense, Transition, and Taxing Authorities sections of the Separation Agreement, the Company agrees to pay your promptly submitted, reasonable and necessary expenses as pre-approved and authorized by Tom Norton, SVP, HR or Dave Simons, Vice President and Assistant General Counsel.
3) The payments described under the Salary Continuation section of the Separation Agreement are intended to be exempt as a “separation pay plan” within the meaning of Treas. Reg. Section 1.409.A-1(b)(9) and the payment described under the heading “FY09 Bonus Payment” is intended to be exempt as a short-term deferral, as described in Treas. Reg. Section 1.409A-1(b)(4).
4) The Company will not take the position that the FY 2009 Incentive Compensation Payment in the Separation Agreement will not be paid due to Mr. Silcock not being employed by the Company at the payment date, currently expected on before February 5, 2010 (but in no event later than March 15, 2010).
Very truly yours,

/s/ Thomas F. Norton
Thomas F. Norton
Senior Vice President, Human Resources KB HOME